                             EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") has been executed as of September 1, 1997 by and between IndyMac, Inc. ("Employer") and S. Blair Abernathy ("Officer").


                                  WITNESSETH:


WHEREAS, Employer desires to obtain the benefit of continued services of Officer and Officer desires to continue to render services to Employer and its affiliates.

WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's employment with Employer and its affiliates under this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. TERM. Employer agrees to employ Officer and Officer agrees to serve Employer and its affiliates, in accordance with the terms hereof, for a term beginning on the date first written above and ending on December 31, 2000, unless earlier terminated in accordance with the provisions hereof.

2. POSITION, DUTIES AND RESPONSIBILITIES. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Employer will employ Officer and Officer will serve Employer as Senior Vice President and Chief Investment Officer of INMC Mortgage Holdings, Inc. ("Holdings") and as Executive Vice President and Chief Investment Officer of Employer. Employer agrees that Officer's duties hereunder shall be the usual and customary duties of such office and such further duties shall not be inconsistent with the provisions of applicable law. Officer shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties in the offices which he may hold. All compensation paid to Officer by Employer or any of its affiliates shall be aggregated in determining whether Officer has received the benefits provided for herein, but without prejudice to the allocation of costs among the entities to which Officer renders services hereunder.

3. SCOPE OF THIS AGREEMENT AND OUTSIDE AFFILIATIONS. During the term of this Agreement, Officer shall devote his full business time and energy, except as expressly provided below, to the business, affairs and interests of Employer and its affiliates, and matters related thereto, and shall use his best efforts and abilities to promote their respective interests. Officer agrees that he will diligently endeavor to promote the business, affairs and interests of Employer and its affiliates and perform services contemplated hereby, in accordance with the policies established by the Board, which policies shall be consistent with this Agreement. Officer agrees to serve without additional remuneration as an officer of Holdings or of one or more (direct or indirect) subsidiaries or affiliates of Employer or Holdings as the Board may from time to time request, subject to appropriate authorization by the affiliate or subsidiary involved and any limitation under applicable law. Officer's failure to discharge an order or perform a function because Officer reasonably and in good faith believes such would violate a law or regulation or be dishonest shall not be deemed a breach by him of his obligations or duties pursuant to any of the provisions of this Agreement, including without limitation pursuant to Section 5(c) hereof.

  During the course of Officer's employment as a full-time officer hereunder, Officer shall not, without the consent of the Board, compete, directly or indirectly, with Employer in the business then conducted by Employer or any of its affiliates.

  Officer may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder.

4. COMPENSATION AND BENEFITS.

  a. BASE SALARY. Employer shall pay to Officer a base salary in respect of the fiscal year of Employer (a "Fiscal Year") ending December 31, 1997 at the annual rate of $195,000 (the "Annual Rate"). In respect of the Fiscal Years ending in 1998, 1999, and 2000, the Compensation Committee of the Board (the "Compensation Committee) may, based upon the recommendation of Michael W. Perry and the performance of Officer and Employer, increase the Annual Rate. While any such increase shall be at the discretion of the Compensation Committee, it is anticipated that, for any Fiscal Year, an earnings per share increase for Holdings of 15% would result in an increase
     in the Annual Rate of   10%, but could exceed such percentage if warranted.

  b. INCENTIVE COMPENSATION. Employer shall pay to Officer for each of the Fiscal Years ending during the term of this Agreement an incentive compensation award in an amount determined pursuant to the Annual Incentive Plan attached hereto as Appendix A. The terms of the Annual Incentive Plan shall be determined at the beginning of each Fiscal year during the term of this Contract, as mutually agreed upon by Employer and Officer. The incentive compensation award payable to Officer for any Fiscal Year shall be paid no later than thirty (30) days after completion of the applicable audited financial statements for such Fiscal Year. In the event of a material one-time charge against earnings by Holdings associated with Holdings' buyout of Countrywide Asset Management Corporation, as manager of Holdings, the earnings of Holdings shall not be decreased for such charge in the calculation of EPS in connection with the determination of Officer's base and incentive compensation hereunder. In the event of a material one-time charge against earnings by Holdings associated with increasing Holdings' loan loss reserves, the earnings of Holdings shall not be decreased for such charge in the calculation of EPS in connection with the determination of Officer's base and incentive compensation hereunder.

  c. STOCK OPTIONS. Beginning with the 1997 Fiscal Year and in respect of each of the following Fiscal Years during the term of this Agreement, Holdings may grant to Officer stock options for such number of shares of Holdings' common stock as the Compensation Committee in its sole discretion determines, taking into account Officer's and Holdings' performance and the competitive practices then prevailing regarding the granting of stock options. Subject to the foregoing, it is anticipated that the number of shares in respect of each annual stock option grant shall be in accordance with the number of shares granted to senior executives of IndyMac. The stock options described in this Section 4(c) in respect of a Fiscal Year shall be granted at the same time as Holdings grants stock options to its other senior executives in respect of such Fiscal Year.

     All stock options granted in accordance with this Section 4(c): (i) shall be granted pursuant to Holdings' current stock option plan, or such other stock option plan or plans as may be or come into effect during the term of this Agreement, (ii) shall have a per share exercise price equal to the fair market value (as defined in the current Plan or such other plan or plans) of the common stock at the time of grant, (iii) shall become exercisable in three equal installments on each of the first three anniversaries of the date of grant, (iv) shall become immediately and fully exercisable in the event that Officer's employment is terminated due to death or Disability or by Employer other than for Cause (as defined in Section 5(c)), or in the event that this Agreement terminates according to its terms (as provided in Section 5(g)), and (v) shall be subject to such other reasonable and consistent terms and conditions as may be determined by the Compensation Committee and set forth in the agreement evidencing the award.

  d. ADDITIONAL BENEFITS. Officer shall also be entitled to all rights and benefits for which he is otherwise eligible under any bonus plan, stock purchase plan, participation or extra compensation plan, executive compensation plan, pension plan, profit-sharing plan, life and medical insurance policy, or other plans or benefits, which Employer or its subsidiaries may provide for him, or provided he is eligible to participate therein, for senior officers generally or for employees generally, during the term of this Agreement (collectively, "Additional Benefits"). Officer shall also be entitled to four (4) weeks of vacation each Fiscal Year, subject to all applicable policies of Employer relating to vacation time. This Agreement shall not affect the provision of any other compensation, retirement or other benefit program or plan of Employer. If Officer's employment is terminated hereunder, pursuant to Section 5(a), 5(b) or 5(d), Employer shall continue for the period specified in Section 5(a), 5(b) or 5(d) hereof, to provide benefits substantially equivalent to Additional Benefits (other than qualified pension or profit sharing plan benefits and option, equity or stock appreciation or other incentive plan benefits as distinguished from health, disability and welfare type benefits) on behalf of Officer and his dependents and beneficiaries which were being provided to them immediately prior to Officer's Termination Date, but only to the extent that Officer is not entitled to comparable benefits from other employment.

  e. DEFERRAL OF AMOUNTS PAYABLE HEREUNDER. In the event Officer should desire to defer receipt of any cash payments to which he would otherwise be entitled hereunder, he may present such a written request to the Compensation Committee which, in its sole discretion, may enter into a separate deferred compensation agreement with Officer.

  f. CERTAIN PERQUISITES.
     (i) CLUB MEMBERSHIPS. Employer shall pay for the initial membership fee (not to exceed $20,000), monthly dues and any business related charges for Officer's membership in a country club, subject to the provisions of that certain Note Agreement, attached hereto as EXHIBIT I, and to be executed at the time that Officer requests payment of the initial membership fee.

5. TERMINATION. The compensation and benefits provided for herein and the employment of Officer by Employer shall be terminated only as provided for below in this Section 5:

  a. DISABILITY. In the event that Officer shall fail, because of illness, injury or similar incapacity ("Disability"), to render for four (4) consecutive calendar months, or for shorter periods aggregating eighty (80) or more business days in any twelve (12) month period, services contemplated by this Agreement, Officer's full-time employment hereunder may be terminated, by written Notice of Termination from Employer to Officer; and thereafter, Employer shall continue, from the Termination Date until Officer's death or December 31, 2000, whichever first occurs (the "Disability Payment Period"), (i) to pay compensation to Officer, in the same manner as in effect immediately prior to the Termination Date, in an amount equal to (1) fifty percent (50%) of the then existing base salary payable immediately prior to the termination, minus (2) the amount of any cash payments due to him under the terms of Employer's disability insurance or other disability benefit plans or Employer's tax-qualified Defined Benefit Pension Plan, and any compensation he may receive pursuant to any other employment, and (ii) to provide during the Disability Payment period the benefits specified in the last sentence of Section 4(d) hereof.

     The determination of Disability shall be made only after 30 days notice to Officer and only if Officer has not returned to performance of his duties during such 30-day period. In order to determine Disability, both Employer and Officer shall have the right to provide medical evidence to support their respective positions, with the ultimate decision regarding Disability to be made by a majority of Employer's disinterested directors.

  b. DEATH. In the event that Officer shall die during the term of this Agreement, Employer shall pay Officer's base salary for a period of twelve
     (12) months following the date of Officer's death and in the manner otherwise payable hereunder, to such person or persons as Officer shall have directed in writing or, in the absence of a designation, to his estate (the "Beneficiary"). Employer shall also (1) pay to such Beneficiary (x) an amount equal to the incentive compensation that would have been payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year in which the Officer's death occurs multiplied by a fraction, the numerator of which is the number of days in such Fiscal Year through the date of Officer's death and the denominator of which is 365 and (y) any unpaid incentive compensation payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which his death occurs and (2) provide during the twelve-month period following the date of Officer's death the benefits specified in the last sentence of Section 4(d) hereof. If Officer's death occurs while he is receiving payments for Disability under Section 5(a) above, such payments shall cease and the Beneficiary shall be entitled to the payments and benefits under this Subsection 5(b), which shall continue for a period of twelve months thereafter at the full rate of base salary in effect immediately prior to the Disability. This Agreement in all other respects will terminate upon the death of Officer; provided, however, that (i) the termination of the Agreement shall not affect Officer's entitlement to all other benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to its termination, and (ii) to the extent not otherwise vested, all outstanding stock options granted to Officer pursuant to Section 4(c) will vest upon his death.

  c. CAUSE. Employer may terminate Officer's employment under this Agreement for "Cause." A termination for Cause is a termination by reason of (i) a material breach of this Agreement by Officer (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of Employer and which is not remedied within a reasonable period of time after receipt of written notice from Employer specifying such breach, or (ii) Officer's conviction by a court of competent jurisdiction of a felony, or (ii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Officer from office of Employer or its affiliates or permanently prohibiting him from participation in the conduct of the affairs of Employer of any of its affiliates. If Officer shall be convicted of a felony or shall be removed from office and/or temporarily prohibited from participating in the conduct of Employer's or any of its affiliates' affairs by any federal or state regulatory authority having jurisdiction in the matter, Employer's obligations under Sections 4(a), 4(b), 4(c), and 4(f) hereof shall be automatically suspended provided, however, that if the charges resulting in such removal or prohibition are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Officer, or if the conviction is overturned on appeal, then Officer shall be reinstated in full with back pay for the removal period plus accrued interest at the rate then payable on judgments. During the period that Employer's obligations under Sections 4(a), 4(b), 4(c), and 4(f) hereof are suspended, Officer shall continue to be entitled to receive Additional Benefits under Section 4(d) until the conviction of the felony or removal from office has become final and non-appealable. When the conviction of the felony or removal from office has become final and non-appealable, all of Employer's obligations hereunder shall terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(c) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment. Anything herein to the contrary notwithstanding, termination for Cause shall not include termination by reason of Officer's job performance or a job performance rating given to Officer for his job performance or the financial performance of Holdings or any affiliated company.

  d. SEVERANCE. If during the term of this Agreement, Officer's employment shall be terminated by Employer other than for Cause, then Employer shall
     (1) pay Officer in a single payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter,
     (A) an amount in cash equal to one year of Officer's base salary at the Annual Rate at the Termination Date and (B) an amount equal to the incentive compensation paid or payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs (the "Bonus Rate"); provided, however, that in the event the first anniversary of the Termination Date occurs on a date prior to the end of a Fiscal Year, Employer shall also pay Officer an amount equal to the product of (x) the Bonus Rate and (y) a fraction, the numerator of which is (I) the number of days elapsed since the end of the immediately preceding Fiscal Year through the end of the Severance Period and (II) the denominator of which is 365, and (2) until the first anniversary of the Termination Date, provide the benefits specified in the last sentence of Section 4(d) hereof. Employer shall also pay in a single payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter, any unpaid incentive compensation payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs.

  e. RESIGNATION. If during the term of this Agreement, Officer shall resign voluntarily, all of his rights to payment or benefits hereunder shall immediately terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(e) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment.

  f. NOTICE OF TERMINATION. Any purported termination by Employer or by Officer shall be communicated by a written Notice of Termination to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Officer's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. The "Termination Date" shall mean the date specified in the Notice of Termination, which shall be no less than 30 or more than 60 days from the date of the Notice of Termination. Notwithstanding any other provision of this Agreement, in the event of any termination of Officer's employment hereunder for any reason, Employer shall pay Officer his full base salary through the Termination Date, plus any Additional Benefits which have been earned or become payable, but which have not yet been paid as of such Termination Date.

  g. NON-RENEWAL OF AGREEMENT. If Employer does not intend to renew this Agreement, Employer shall provide written notice to Officer of such intention, at least 90 days prior to the termination date of this Agreement. If Employer fails to provide Officer with such notice, Officer shall have the option of renewing the terms of the Agreement for a one year period. In the event that this Agreement terminates according to its terms on

     December 31, 2000, and is not renewed on terms mutually acceptable to Employer and Officer, such termination of Officer's employment pursuant to this Section 5(g) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable with respect to periods ending on or prior to his termination of employment, provided that, to the extent not otherwise vested, all outstanding stock options granted to Officer pursuant to Section 4(c) shall thereupon vest.

6. REIMBURSEMENT OF BUSINESS EXPENSES. During the term of this Agreement, Employer shall reimburse Officer promptly for all business expenditures to the extent that such expenditures meet the requirements of the Code for deductibility by Employer for federal income tax purposes or are otherwise in compliance with the rules and policies of Employer and are substantiated by Officer as required by the Internal Revenue Service and rules and policies of Employer.

7. INDEMNITY. To the extent permitted by applicable law, the Certificate of Incorporation and the By-Laws of Employer (as from time to time in effect) and any indemnity agreements entered into from time to time between Employer and Officer, Employer shall indemnify Officer and hold him harmless for any acts or decisions made by him in good faith while performing services for Employer, and shall use reasonable efforts to obtain coverage for him under liability insurance policies now in force or hereafter obtained during the term of this Agreement covering the other officers or directors of Employer.

8. MISCELLANEOUS.

  a. SUCCESSION. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Officer, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of Employer or similar transaction. Notwithstanding the foregoing, Employer may assign, whether by assignment agreement, merger, operation of law or otherwise, this Agreement to Holdings or Indy Mac, or to any successor of either of them, subject to such assignee's express assumption of all obligations of Employer hereunder, and Officer hereby consents to any such assignment. The failure of any successor to or assignee of the Employer's business and/or assets in such transaction to expressly assume all obligations of Employer hereunder shall be deemed a material breach of this Agreement by Employer.

     The obligations and duties of Officer hereby shall be personal and not assignable.

  b. NOTICES. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters, Attention: General Counsel/Secretary, with a copy to the Chairman of the Compensation Committee at the same address, or to such other address as Employer may from time to time in writing designate, and to Officer at such address as he may from time to time in writing designate (or his business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.

  c. ENTIRE AGREEMENT This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

  d. WAIVER. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

  e. CALIFORNIA LAW. This Agreement shall be construed and interpreted in accordance with the laws of California.

  f. ATTORNEYS' FEES IN ACTION ON CONTRACT. If any litigation shall occur between the Officer and Employer, which litigation arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the prevailing party in such litigation, in addition to any other judgment or award, shall be entitled to receive such sums as the court hearing the matter shall find to be reasonable as and for the attorneys' fees of the prevailing party.

  g. CONFIDENTIALITY. Officer agrees that he will not divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business or policies of Employer or any of its subsidiaries which he may have learned as a result of his employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to Employer or any of its subsidiaries, except to the extent such use or disclosure is (i) necessary or appropriate to the performance of this Agreement and in furtherance of Employer's best interests, (ii) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (iii) lawfully obtainable from other sources, or (iv) authorized by Employer. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.

  h. REMEDIES OF EMPLOYER. Officer acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, Officer agrees and consents that if he violates any of the material provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled during the remainder of the term to seek injunctive relief, from a tribunal of competent jurisdiction, restraining Officer from committing or continuing any violation of this Agreement.

  i. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

  j. NO OBLIGATION TO MITIGATE. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided in Section 5(a)(i)(2) hereof, no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment.

  k. COVENANT NOT TO COMPETE

     (i) IN GENERAL. Officer agrees that while he is employed by Employer during the term of this Agreement and for a period of one year after the termination of such employment for whatever reason other than any termination by Employer, either for Cause or other than for Cause (the "Non-Compete Period"), he shall not, unless Officer shall have received the prior written consent of Employer within North America:

         (A) engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than a one percent (1%) equity interest) or in any other corporate or representative capacity with any other business whether in corporate, proprietorship, or partnership form or otherwise, where such business is engaged in any activity which competes with the business of Employer (or its subsidiaries or affiliates) as conducted on the date Officer's employment terminated or which will compete with any proposed business activity of Employer (or its subsidiaries or affiliates) in the planning stage on such date;

         (B) solicit business from, or perform services for, any company or other business entity which at any time during the two-year period immediately preceding Officer's termination of employment with Employer was a client of Employer (or its subsidiaries or affiliates) (including without limitation any lessee, vendor or supplier); or

         (C) offer, or cause to be offered, employment, either on a full-time, part-time or consulting basis, to any person who was employed by Employer (or its subsidiaries or affiliates) on the date Officer's employment terminated.

     (ii) CONSIDERATION. The consideration for the foregoing covenant not to compete, the sufficiency of which is hereby acknowledged, is Employer's agreement to continue to employ Officer and provide compensation and benefits pursuant to this Agreement, including but not limited to Section 5(d).

     (iii) EQUITABLE RELIEF AND OTHER REMEDIES. Officer acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, Officer agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

     (iv) REFORMATION. If the foregoing covenant not to compete would otherwise be determined invalid or unenforceable by a court of competent jurisdiction, such court shall exercise its discretion in reforming the provisions of this Section to the end that Officer be subject to a covenant not to compete, reasonable under the circumstances, enforceable by Employer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                 EMPLOYER



                                                 By:___________________________
                                                 Name:_________________________
                                                 Title:________________________

                                                 Officer:



                                                 ______________________________
                                                 in his individual capacity

                                   APPENDIX A

                             ANNUAL INCENTIVE PLAN

Annual Incentive Award:
----------------------

     Officer shall be eligible for an Annual Incentive Award which shall be comprised of the following three components:

     1.  Earnings Per Share Growth
     2.  Meeting Specific Goals and Objectives
     3.  Discretionary/Subjective

     These components shall be measured as follows:

1.  EARNINGS PER SHARE GROWTH:
    -------------------------


                                   1997                1998               1999               2000
                                 --------            --------           --------           --------
Earnings Per Share Target        $   1.74*           $   2.00           $   2.30           $   2.65
--------------------------------------------------------------------------------------------------------
Target Incentive Award           $100,000            $120,000           $144,000           $172,800
--------------------------------------------------------------------------------------------------------
If Earnings Per Share         $1,000 for each     $1,250 for each    $1,500 for each    $1,750 for each
 exceed target, incentive     $.01 in excess      $.01 in excess     $.01 in excess     $.01 in excess
 award shall be increased     of target           of target          of target          of target
 by:                          earnings per        earnings per       earnings per       earnings per
                              share               share              share              share

--------------------------------------------------------------------------------------------------------
If Earnings Per Share do      $2,000 for each     $2,000 for each    $2,000 for each    $2,000 for each
 not meet target,             $.01 below          $.01 below         $.01 below         $.01 below
 incentive award shall be     target earnings     target earnings    target earnings    target earnings
 decreased by:                per share           per share          per share          per share
--------------------------------------------------------------------------------------------------------

* Please refer to Section 4.b. regarding the non-applicability of certain one-time charges in 1997.

2. GOALS AND OBJECTIVES FOR SECONDARY MARKETING, HEDGING AND MANAGEMENT OF
   -----------------------------------------------------------------------
   INVESTMENT FOR 1997:
   -------------------

                                                 Maximum Potential          Performance Percentage:
                                              Discretionary Incentive    Excellent/Good/Satisfactory/Poor
Goal/Objective                                         Amount                                        ----
-------------                                          ------
a.  Increase investment portfolio from                 $15,000           110% /100% / 50% / 0%
$1.9 billion to $3.5 billion by 12/31/97.
b.  Increase net interest income from                  $15,000           110% /100% / 50% / 0%
$94.5 million in 1996 to $120 million in
1997.
  c.  Purchase prime and subprime loan                 $15,000           110% /100% / 50% / 0%
      volume of $4.84 billion in 1997
      compared to $4.1 billion in 1996.
d.  Generate gain on sale of prime,                    $15,000           110% / 110% / 50% / 0%
subprime, and manufactured housing of $60
million in 1997 or 1.00% of loans sold.
e.  Monitor and improve pipeline hedging               $15,000           110% / 100% / 50% / 0%
and asset liability management.
Total discretionary incentive amount:            $75,000 (max. $82,500)
------------------------------------

The Potential Discretionary Incentive Award for Goals and Objectives for Secondary Marketing, Hedging and Management of Investment shall be calculated by
(1) multiplying (x) the Performance Percentage for each Goal/Objective times (y)
                                                                       -----
the Maximum Potential Discretionary Incentive Amount for such Goal/Objective, and (2) adding all sums determined pursuant to the preceding clause (1) for each Goal/Objective. The Maximum Potential Discretionary Incentive Award for Goals and Objectives for Secondary Marketing, Hedging and Management of Investment for 1997 shall be $82,500.

The Maximum Potential Discretionary Incentive Award for Goals and Objectives for Secondary Marketing, Hedging and Management of Investment for 1998 shall be $90,000, for 1999 shall be $108,000 and for 2000 shall be $129,600. The Goals and Objectives for 1998, 1999 and 2000 and the Incentive Award amount applicable to each goal or objective shall be determined by January 31 of each respective Fiscal Year, as mutually agreed upon by Employer and Officer.

3.  SUBJECTIVE:
    ----------

Officer shall be eligible for an additional Subjective Incentive Award. Whether a Subjective Incentive Award shall be granted and the amount of any such award shall be determined by the CEO and President of IndyMac, in his sole and absolute discretion. The fact that a Subjective Incentive Award is granted in any year is not a guarantee that such award shall be granted in following years. The maximum Subjective Incentive Award that Officer shall be eligible for is as follows:

  1997:  up to $30,000
  1998:  up to $36,000
  1999:  up to $43,200
  2000:  up to $51,840

TOTAL ANNUAL INCENTIVE AWARD
----------------------------

The total Annual Incentive Award shall be calculated by adding the amounts determined pursuant to Paragraphs 1, 2 and 3 above.

                                   EXHIBIT I
                                 NOTE AGREEMENT

      This NOTE AGREEMENT is made and entered into as of the _______ day of _____________, 199_ by and between IndyMac, Inc. ("IndyMac") and S. Blair Abernathy with reference to the following facts:


      A. Abernathy desires to become a member of ______________________ (the "Club"); and

      B. IndyMac desires to finance the membership initiation fees necessary for Abernathy to join the Club;

      NOW, THEREFORE, in consideration of the promises and agreements set forth below, the parties hereto do hereby agree as follows:


      1. IndyMac shall reimburse Abernathy on or before _____________, 199_, the full amount of the Club's membership initiation fees amounting to ____________________________ dollars ($_________) (the "Membership Fee").

      2. IndyMac agrees that the Club membership may be issued in Abernathy's name, and IndyMac shall have no security interest in or to the Club membership.

      3. For so long as Abernathy remains a full time employee of IndyMac or any affiliate of IndyMac, Abernathy shall have no obligation to repay the Membership Fee. Within thirty (30) days of (a) the termination of Abernathy's Club membership for any reason including, without limitation, voluntary or involuntary termination, or (b) the termination of Abernathy's employment by IndyMac for any reason including, without limitation voluntary termination, involuntary termination or termination by reason of death or disability, Abernathy or his successors and assigns, as applicable, shall pay to IndyMac the greater of (i) the Membership Amount or (ii) the fair market value of the Club membership less any amount that would be treated as a commission or other amount payable to the Club, all as determined in accordance with the rules and regulations of the Club.

      4. For so long as Abernathy remains a full time employee of IndyMac or any affiliate of IndyMac, IndyMac shall reimburse Abernathy for all monthly Club dues as well as for any company-related charges in accordance with IndyMac's normal policy regarding expense reimbursement.

           5. If any payment required in accordance with Paragraph 3 above is not paid when due (the "Overdue Membership Fee"), Abernathy promises to pay interest of 5% of the Overdue Membership Fee so overdue and such rate of interest shall continue to accrue on such Overdue Membership Fee until the full amount or the Overdue Membership Fee plus all interest on such amount is paid in full. Any interest amount not paid when due shall bear like interest as the Overdue Membership Fees.

           6. If IndyMac is required to enforce its rights under this Note Agreement through collection efforts, Abernathy shall pay all costs and expenses of IndyMac, including reasonable attorney's fees, whether or not a suit is brought.

           7. Abernathy hereby expressly waives diligence, demand, protest and any type of notice.

           8. This Note Agreement shall be governed and construed in accordance with the laws of the State of California, without reference to its conflict of laws principles.

      IN WITNESS WHRREOF, the undersigned have executed this Note Agreement as of the day and year first above written.


 IndyMac, Inc.                         S. Blair Abernathy


 By:______________________             By:___________________________

 Name:_________________________

 Title:________________________